Contact: Diana Burton
         732-767-2255

                                                           For Immediate Release

           U.S. INDUSTRIES AGREES TO SELL DOMESTIC LIGHTING COMPANIES
                            FOR $250 MILLION IN CASH

ISELIN, NJ, March 20, 2002 - U.S. Industries, Inc. (NYSE-USI) announced today that it has signed an agreement to sell the stock of its domestic lighting companies, including LCA Group Inc., to Hubbell Incorporated, of Orange, Connecticut, for $250 million in cash. The sale, which is subject to customary closing conditions, is expected to close during the second calendar quarter. The proceeds of the sale will be utilized for amortization under the Company's restructured credit facilities.

LCA Group Inc. and its subsidiaries produce a complete line of indoor and outdoor lighting for the commercial, institutional and residential markets. Its major brands include Kim, Spaulding, Progress, Columbia, Prescolite, Moldcast, Dual-Lite and Architectural Area Lighting. The sale does not include USI's European lighting company, SiTeco.

Hubbell Incorporated (NYSE-HUBA, HUBB) is an international manufacturer of electrical and electronic products for commercial, industrial, utility, and telecommunications markets, with approximately $1.3 billion in annual revenues.

David H. Clarke, Chairman and Chief Executive Officer of U.S. Industries, said, "This sale, which is a significant additional milestone in the plan to sell our non-core businesses, will enhance our opportunities for future strategic alternatives. We are pleased that the buyer is Hubbell and are confident their expertise in electrical products will benefit LCA's future."

Following the completion of its Disposal Plan, which has been previously announced, U.S. Industries will own several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands will include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow vacuum cleaners.


Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.